Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2012 Financial Results

Reaffirms FFOM guidance range of $1.94 - $2.05 per fully diluted share

AUSTIN, Texas --(BUSINESS WIRE)—July 24, 2012--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2012.

Highlights

•
Increased quarterly FFOM per share by 14 percent to $0.49 per fully diluted share or $37.2 million, compared to $0.43 per fully diluted share or $30.2 million for the second quarter prior year. Excluding $1.3 million of acquisition expenses, second quarter FFOM would have been $0.51 per fully diluted share.

•	Increased net operating income ("NOI") for same store wholly-owned portfolio by 3.0 percent over the second quarter 2011.

•	Achieved occupancy at the same store wholly-owned portfolio of 92.5 percent as of June 30, 2012 compared to 92.1 percent for the same date prior year.

•
Preleased the same store wholly-owned portfolio for the upcoming academic year to 92.9 percent as of July 20, 2012 with an average rental rate increase of 3.4 percent. This compares to 95.2 percent preleased for the same date prior year.

•	Acquired two properties containing approximately 1,230 beds for a combined purchase price of $61.0 million.

•
Commenced construction on three owned projects scheduled for completion in August 2013 containing nearly 1,200 beds and representing approximately $79.4 million in development, bringing Fall 2013 expected deliveries to six projects totaling $287.4 million and containing 3,609 beds.

•	Completed the disposition of Pirate’s Cove, an off-campus community serving students attending East Carolina University, for a sale price of approximately $27.5 million.

•
Closed on financing and commenced construction on a third-party development project containing 702 beds at Southern Oregon University in Ashland. The project is scheduled for completion in Fall 2013 and the company expects to earn $2.3 million in development fees.

•
Executed a development agreement and commenced construction on Lakeside Graduate Community, a third-party development project containing 715 beds at Princeton University in New Jersey. The project is scheduled for completion in Fall 2014 and the company expects to earn $3.2 million in development fees.

“As we move toward the 2012-2013 academic year, our leasing performance coupled with the execution of our strategic growth plan to expand our high-quality portfolio has set the stage for continued value creation,” said Bill Bayless, American Campus CEO. “Additionally, with the success of our recent stock offering, we believe we have further fortified our balance sheet and continue to be opportunistic in consolidating the sector.”

Second Quarter Operating Results

Revenue for the 2012 second quarter totaled $107.0 million, up 20.1 percent from $89.1 million in the second quarter 2011. Operating income for the quarter increased $5.6 million or 27.0 percent over the prior year second quarter, while income from continuing operations increased by $5.6 million or 76.6 percent over the prior year second quarter.  The increase in both operating income and income from continuing operations was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2011-2012 academic year, as well as the closing and commencement of construction of two third-party development projects during the quarter. FFO for the 2012 second quarter totaled $36.6 million, or $0.48 per fully diluted share, as compared to $29.4 million, or $0.42 per fully diluted share for the same quarter in 2011. FFOM for the 2012 second quarter was $37.2 million, or $0.49 per fully diluted share as compared to $30.2 million, or $0.43 per fully diluted share for the same quarter in 2011. A reconciliation of FFO and FFOM to net income is shown in Table 3.

Portfolio Update

As of July 20, 2012 the company’s same store wholly-owned portfolio was 99.0 percent applied for and 92.9 percent leased for the upcoming academic year compared to 101.1 percent applied for and 95.2 percent leased for the same date prior year, with a 3.4 percent current rental rate increase projected over the in-place rent.

Acquisitions

During the quarter, the company acquired Avalon Heights, a 754-bed off-campus project adjacent to the University of South Florida, for a purchase price of $30.0 million. ACC anticipates spending $2.1 million in capital upgrades to drive future rental rate and revenue growth. The projected year-one cap rate for the asset (inclusive of $2.1 million in capital) is 6.2 percent nominal and 5.6 percent economic, with a projected year-two nominal cap rate of 7.1 percent after the implementation of capital improvements.

The company also purchased University Commons, a 480-bed off-campus community located three blocks from the University of Minnesota, for $31.0 million. American Campus anticipates investing $1.8 million to upgrade the amenities and common areas of the community. The projected year-one cap rate (inclusive of $1.8 million in capital) is 6.6 percent nominal and 6.1 percent economic. As part of the acquisition, the company assumed $19.0 million of secured fixed rate debt at a 5.54 percent interest rate maturing in December 2014.

Subsequent to quarter end, the company entered into a merger agreement with Campus Acquisitions to acquire its student housing portfolio containing 15 assets for approximately $627 million including $231.6 million of secured debt. The transaction is anticipated to close during late third or early fourth quarter of 2012. For more details on the transaction, please refer to the press release previously posted on the company's website.

Also after the end of the second quarter, the company executed a presale agreement via the company’s mezzanine investment program to acquire a 608-bed off-campus development opening in August 2013 that will serve students attending the University of Kentucky for a purchase price of $38.8 million. As part of the agreement, the company will provide the developer with $2.0 million in mezzanine financing for the development of the project, which has a stabilized nominal yield of 7.0 percent.

Developments

Owned

The company is progressing on the construction of its $672.8 million owned development pipeline with expected delivery in Fall 2012 and 2013. The developments are all core Class A assets pedestrian to campus in their respective markets and are targeting stabilized development yields in the range of 7.0-8.0 percent. The 11 new owned development projects are on time for their scheduled openings in Fall 2012. As of July 20, 2012, 10 of the assets are preleased to an average of 97.7 percent for the upcoming academic year with classes beginning in August. University Pointe at College Station at Portland State University, which does not begin classes until September 24, is currently 50.6 percent preleased and is expected to stabilize in Fall 2013.

The company commenced construction on U Club Townhomes on Woodward, formerly referred to as Studio Green, which is a $29.0 million owned off-campus community that contains 448 beds and will serve students attending Florida State University. The development is located across the street from the University and is expected to open for occupancy in Fall 2013.

Construction on the Townhomes at Overton Park in Lubbock, Texas commenced during the quarter. The owned, off-campus community contains 448 beds and has an estimated project cost of $29.2 million. Located in a vibrant student neighborhood adjacent to Texas Tech University, the townhome development is anticipated to open for occupancy in Fall 2013.

Also during the quarter, the company commenced construction on 601 Copeland, a $21.2 million development project consisting of 283 beds and located 0.15 miles from Florida State University. The community will open for occupancy in Fall 2013.

Capital Markets

Subsequent to quarter end, the company raised $731.9 million in net proceeds from a public offering of 17,250,000 shares of common stock at a price of $44.25 per share on July 16, 2012, which includes 2,250,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing. Proceeds are anticipated to be used to fund the cash portion of the Campus Acquisitions transaction, to repay the outstanding balance on the company’s revolving credit facility, and to fund future acquisition and development opportunities.

2012 Outlook

Management is reaffirming the fiscal year 2012 FFO range of $1.99 to $2.10 and the 2012 FFOM range of $1.94 to $2.05 per fully diluted share, excluding the impact of incurred and anticipated acquisition-related expenses of approximately $5.7 million. Significant assumptions include: (1) the company will achieve property level net operating income from the Campus Acquisitions portfolio of $9.5 million to $11.5 million with anticipated closing during late third or early fourth quarter; (2) additional property acquisitions and/or exercise of our purchase options under our mezzanine structures of $250 million, excluding Campus Acquisitions; and (3) an annual weighted average share count of 84.4 million.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2012 outlook on Wednesday, July 25, 2012 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 866-843-0890 passcode 6210442, and participants outside the U.S. may dial 412-317-9250 passcode 6210442 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning one hour after the end of the call until August 2, 2012 by dialing 877-344-7529 or 412-317-0088 conference number 10015461. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 124 student housing properties containing approximately 76,100 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 153 properties with approximately 99,900 beds. Visit www.americancampus.com or www.studenthousing.com

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2012	December 31, 2011
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$3,016,961	$2,761,757
Wholly-owned property held for sale	-	27,300
On-campus participating properties, net	58,298	59,850
Investments in real estate, net	3,075,259	2,848,907

Cash and cash equivalents	17,606	22,399
Restricted cash	39,803	22,956
Student contracts receivable, net	3,908	5,324
Other assets	103,933	108,996

Total assets	$3,240,509	$3,008,582

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$919,847	$858,530
Unsecured term loan	350,000	200,000
Unsecured revolving credit facility	241,000	273,000
Secured agency facility	116,000	116,000
Accounts payable and accrued expenses	38,144	36,884
Other liabilities	76,122	77,840
Total liabilities	1,741,113	1,562,254

Redeemable noncontrolling interests	42,884	42,529

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	744	725
Additional paid in capital	1,737,397	1,664,416
Accumulated earnings and dividends	(305,054)	(286,565)
Accumulated other comprehensive loss	(5,165)	(3,360)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	1,427,922	1,375,216
Noncontrolling interests	28,590	28,583
Total equity	1,456,512	1,403,799

Total liabilities and equity	$3,240,509	$3,008,582

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Wholly-owned properties	$96,561	$81,801	$196,151	$167,425
On-campus participating properties	4,712	4,457	12,679	12,104
Third-party development services	3,866	758	5,960	4,582
Third-party management services	1,638	1,803	3,396	3,633
Resident services	185	274	528	615
Total revenues	106,962	89,093	218,714	188,359

Operating expenses
Wholly-owned properties	45,160	37,348	88,883	74,942
On-campus participating properties	2,801	2,881	5,296	4,625
Third-party development and management services	2,626	2,631	5,411	5,313
General and administrative	4,638	3,278	8,178	6,051
Depreciation and amortization	24,482	21,477	48,881	42,712
Ground/facility leases	804	658	1,768	1,814
Total operating expenses	80,511	68,273	158,417	135,457

Operating income	26,451	20,820	60,297	52,902

Nonoperating income and (expenses)
Interest income	414	159	930	209
Interest expense	(12,808)	(12,178)	(26,090)	(26,191)
Amortization of deferred financing costs	(981)	(1,329)	(1,982)	(2,559)
(Loss) Income from unconsolidated joint ventures	-	(13)	444	(25)
Other nonoperating loss	-	-	(122)	-
Total nonoperating expenses	(13,375)	(13,361)	(26,820)	(28,566)

Income before income taxes and discontinued operations	13,076	7,459	33,477	24,336
Income tax provision	(156)	(142)	(312)	(285)
Income from continuing operations	12,920	7,317	33,165	24,051

Discontinued operations
Income attributable to discontinued operations	4	290	564	1,436
Gain from disposition of real estate	83	14,574	83	14,574
Total discontinued operations	87	14,864	647	16,010

Net income	13,007	22,181	33,812	40,061
Net income attributable to noncontrolling interests	(679)	(441)	(1,458)	(908)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$12,328	$21,740	$32,354	$39,153

Other comprehensive (loss) income
Change in fair value of interest rate swaps	(5,209)	182	(1,805)	927
Comprehensive income	$7,119	$21,922	$30,549	$40,080

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.16	$0.31	$0.43	$0.57
Diluted	$0.16	$0.31	$0.42	$0.57

Weighted-average common shares outstanding
Basic	74,718,934	68,655,732	74,467,893	67,810,944
Diluted	75,305,780	69,211,856	75,085,040	68,387,966

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012		2011	2012	2011
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$12,328	1	$21,740	$32,354	$39,153
Noncontrolling interests2	287		441	669	908
Gain from disposition of real estate	(83)		(14,574)	(83)	(14,574)
Loss (income) from unconsolidated joint ventures	-		13	(444)	25
FFO from unconsolidated joint ventures3	-		3	429	7
Real estate related depreciation and amortization	24,074		21,745	48,079	43,652

Funds from operations (“FFO”)	36,606		29,368	81,004	69,171

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,044		1,296	(1,454)	(1,346)
Amortization of investment in on-campus participating properties	(1,159)		(1,109)	(2,314)	(2,207)
	36,491		29,555	77,236	65,618

Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow4	523		433	1,073	1,274
Management fees	216		205	578	555
Impact of on-campus participating properties	739		638	1,651	1,829
Elimination of gain on debt restructuring -
unconsolidated joint venture5	-		-	(424)	-
Loss on remeasurement of equity method investment6	-		-	122	-
Funds from operations-modified ("FFOM”)	$37,230		$30,193	$78,585	$67,447

FFO per share – diluted	$0.48		$0.42	$1.06	$1.00

FFOM per share – diluted	$0.49		$0.43	$1.03	$0.97

Weighted average common shares outstanding – diluted	76,283,442		70,233,419	76,080,653	69,426,684

1.
Net income for the three months ended June 30, 2012 includes $1.3 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.  Of this amount, $0.6 million relates to the acquisition of Avalon Heights and University Commons and is included in wholly-owned properties operating expenses on the accompanying consolidated statements of operations. The remaining $0.7 million relates to the company’s pending acquisition of a portfolio of 15 properties from Campus Acquisitions and is included in general and administrative expenses on the accompanying consolidated statements of operations.

2.
The adjustment to FFO for noncontrolling interests’ share of net income excludes $0.4 million and $0.8 million for the three and six months ended June 30, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property.

3.
Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.

4.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

5.
Immediately prior to our purchase of University Heights from Fund II (see Note 3), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff.  Our 10% share of such gain is reflected above as an adjustment to FFOM.

6.
Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000